Exhibit 99.1

For Immediate Release

Contacts:
Kathleen Rinehart	Jean Suzuki
Corporate Relations	Investor Relations
(650) 454-2543	(650) 454-2648
kathleen.rinehart@pdl.com	jean.suzuki@pdl.com

PDL ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

— Establishes Office of the Chair of the Board —

Redwood City, Calif., May 29, 2008 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today announced changes to its board of directors.

L. Patrick Gage, Ph.D. has resigned as a director of PDL due to differences of opinion among the board members over the prioritization of PDL’s objectives, and he will no longer serve as interim chief executive officer.  In addition, Karen A. Dawes has resigned as a member of the board for personal reasons.

The three remaining PDL board members, Brad Goodwin, Joseph Klein III and Laurence Korn, Ph.D., will jointly constitute a newly-created Office of the Chair of the Board (the “Office of the Chair”). Until a new chief executive officer for PDL is identified, PDL’s Executive Team will report directly to the Office of the Chair.

PDL also confirmed its previously announced strategic objectives, including:

•

PDL’s intent to spin off its biotechnology assets into a separate publicly traded entity apart from its antibody humanization royalty assets, and to capitalize the new biotechnology spin-off company with approximately $375 million in cash at the completion of the spin-off transaction;

•

The company’s plan to retain the rights to antibody humanization royalty revenues from all current and future licensed products and plan to distribute this income to stockholders, net of any operating expenses, debt service and income taxes;

•	The company’s continued evaluation of opportunities to sell or securitize all or part of its antibody humanization royalties.

PDL’s board members acknowledged the contributions of Ms. Dawes and Dr. Gage during their time serving the company.  PDL’s board also stated its support for the company’s leadership.

Forward-looking Statements

This press release contains forward-looking statements, including:

•

PDL’s intent to spin off its biotechnology assets into a separate publicly traded entity apart from its antibody humanization royalty assets, and to capitalize the new biotechnology spin-off company with approximately $375 million in cash at the completion of the spin-off transaction;

•

The company’s plan to retain the rights to antibody humanization royalty revenues from all current and future licensed products and plan to distribute this income to stockholders, net of any operating expenses, debt service and income taxes; and

•	The company’s continued evaluation of opportunities to sell or securitize all or part of its antibody humanization royalties.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The failure to obtain necessary consents from third parties could delay or make impractical to effect a spin off of PDL’s biotechnology assets;

•	Changes in development or operations plans could affect the initial cash funding needed to adequately capitalize the biotechnology entity;

•	PDL may not be able to negotiate a sale or securitization of its antibody humanization royalty assets on terms acceptable to it, or at all; and

•	Alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at http://www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on the discovery and development of novel antibodies in oncology and immunologic diseases. For more information, please visit http://www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL.